Exhibit 99.1

Sono-Tek Announces Second Quarter Results and Confirms Prior Sales and Income Guidance

(October 13, 2016 - Milton, NY) Sono-Tek Corporation (OTC QX: SOTK) today announced sales of $2,310,000 for the three months ended August 31, 2016, compared to sales of $2,975,000 for the prior year period, a decrease of $665,000 or 22%. The Company’s second quarter sales level was in line with first quarter sales, as expected, and as communicated to shareholders in the Company’s recent press releases. The current quarter’s decrease compared to the prior year’s quarter was primarily due to a slowdown in sales to the electronics industry, particularly in China and Brazil, both of which have experienced economic problems. During the second quarter, there were no deliveries of the Company’s large WideTrack glass coating lines when compared to several in the prior year’s quarter.

The Company anticipates an improvement in revenues in the second half of the current fiscal year as some customers free up funds for year-end purchases and as sales of the Company’s recent new product introductions expand. The Company is scheduled to ship a large WideTrack System to an Asian glass customer in the third quarter which is expected to contribute to both the top and bottom lines.

The Company reported a net loss of $90,000 for the three months ended August 31, 2016 as compared to net income of $144,000 for the prior year period. For the six months ended August 31, 2016, the Company reported a net loss of $34,000 as compared to net income of $298,000 for the prior year period. The Company expects to return to profitability in the third and fourth quarters of the fiscal year and achieve overall profitability for the Fiscal Year, as discussed in the Company’s August 26, 2016 press release.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO stated that, “Sono-Tek has experienced quarterly and annual revenue fluctuations in the past, primarily due to economic factors or the timing of larger shipments to its customers. Sono-Tek has proven resiliency in riding out these ups and downs, and expects to continue to do so. The Company has accumulated a significant amount of cash and marketable securities in recent years, which cushions it from these revenue variations, while still permitting the Company to pursue a strategy of adding new ultrasonic product applications to its market basket. This strategy has allowed the Company to grow organically in the past, and it expects to do so in the future.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device platform; the sufficiency of cash and marketable securities to cushion against revenue fluctuations; and the ability to achieve increased sales volume from customers’ year end purchases at projected levels and a return to profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Six Months Ended August 31,		Three Months Ended August 31,
	2016	2015	2016	2015

Net Sales	$4,550,663	$5,857,570	$2,310,451	$2,974,673

Gross Profit	$2,048,716	$2,862,735	$1,025,313	$1,489,604

(Loss) Income Before Taxes	($21,882)	$403,348	($87,298)	$196,111

Net (Loss) Income	($33,882)	$297,612	($89,673)	$143,590

Basic Earnings (Loss) Per Share	$0.00	$0.02	($0.01)	$0.01

Diluted Earnings (Loss) Per Share	$0.00	$0.02	($0.01)	$0.01

Weighted Average Shares - Basic	14,961,076	14,938,615	14,961,076	14,944,124

Weighted Average Shares - Diluted	14,961,076	15,033,588	14,961,076	15,046,066